CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
- 4th Quarter revenues of $22.0M increased 29% and adjusted EPS* of $0.35 increased 218% -
- Total Fiscal Year Revenues of $79.8M increased 15% and adjusted EPS* of $0.99 increased 87% -

EXTON, PA, August 21, 2008 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported the results for its fourth quarter and fiscal year ended June 30, 2008.

Fourth Quarter Results

Revenues: Sales and Royalties. Total revenues increased 29% to a record level of $22.0 million in the Company’s fourth fiscal quarter ended June 30, 2008, from $17.0 million in the comparable prior year period.

Net sales increased 42% to $15.0 million from $10.5 million in the fourth quarter of fiscal 2007. Net sales of biomaterials products increased 37% to $13.3 million from $9.7 million in the comparable prior year period due to strong sales in both orthopaedic and cardiovascular product lines. Orthopaedic sales increased 39% to $8.4 million from $6.0 million in the prior year period, primarily due to increased sales of products in the Company’s sports medicine and spine product portfolios. Cardiovascular sales of $4.2 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, increased 29%, from $3.2 million in the prior year period.

Sales of endovascular products during the quarter increased 103% to $1.6 million from $806,000 in the prior year period. Endovascular sales included direct sales to customers for the months of April and May, as well as sales of product to Spectranetics Corporation (NASDAQ: SPNC) in June, after the Company’s completion of the sale of its endovascular business (see below).

Royalty income increased 8% to $7.0 million compared to $6.5 million in the comparable prior year period. Royalty income included $5.7 million in Angio-Seal™ royalties and $1.2 million in royalties from Orthovita, Inc. (NASDAQ: VITA). Angio-Seal royalties were up 5% from the comparable quarter of the prior fiscal year due to higher than expected end-user sales while Orthovita royalties were up 21% primarily due to the full launch of the new VITOSS® Bioactive Foam product during the quarter and continued strong end-user sales by Orthovita in the marketplace.

“We are extremely pleased with our fourth quarter and fiscal 2008 results as we exceeded our previous expectations. Our orthopaedic biomaterials sales were excellent in the quarter and throughout the fiscal year. Angio-Seal royalties were better than expected in the quarter and the Orthovita royalties continued strong, increasing 21% in the quarter and 19% in the fiscal year. Additionally, we closed the sale of our endovascular business to Spectranetics during the quarter and are looking forward to a successful partnership with them,” commented Joe Kaufmann, President and CEO of the Company.

Earnings Per Share. Fourth quarter adjusted diluted earnings per share* of $0.35 represent an increase of 218% when compared with the $0.11 adjusted diluted earnings per share for the same period in fiscal year 2007. Adjusted diluted earnings per share* exclude the $8.1 million in net charges ($5.4 million in after-tax charges, or $0.44 per share tax-effected), related to the sale of the Company’s endovascular business. Adjusted diluted earnings per share* for the fourth quarter of fiscal year 2007 excluded $4.7 million in charges ($3.1 million in after-tax charges, or $0.25 per share tax effected), for the discontinuance of the Company’s embolic protection platform. Including these items, the fiscal year 2008 fourth quarter loss per share was ($0.09) compared to a loss of ($0.15) per share for the same period in fiscal year 2007. Tax-effected equity compensation expense, which is included in adjusted earnings per share, was $0.04 and $0.03 per share for the periods ended June 30, 2008 and 2007, respectively.

*
Diluted earnings per share excluding after-tax special charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

The following chart presents a summary reconciliation of the Company’s adjusted earnings per share for the three months ended June 30, 2008, and the comparable period of the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three Months Ended June 30,		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data as Reported:
Pre-tax Loss, As Reported	($ 2.0)	($ 3.0)	33%
Adjust for:
Discontinuation of Embolic Protection	-	$4.7	n/m
Sale of Endovascular Business, Net	$8.1	-	n/m
Pre-tax Income, As Adjusted	$6.1	$1.7	265%
Earnings Per Share, As Adjusted	$0.35	$0.11	218%

Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense	$0.7	$0.5
Equity Compensation Expense Per Share (net of tax)	$0.04	$0.03

Fiscal Year 2008 Results

Revenues: Sales and Royalties. Total revenues for the fiscal year ended June 30, 2008 were $79.8 million, up 15% from total revenues of $69.5 million for the fiscal year ended June 30, 2007.

Net sales increased 20% to $53.8 million from $44.9 million recorded in the prior fiscal year. Net sales of biomaterials products increased 16% to $47.5 million from $41.1 million, primarily due to orthopaedic product sales, which increased 35% to $29.4 million from $21.8 million. Sports medicine and spine product sales increased, 27% and 47%, respectively, over the prior fiscal year period. Sports medicine product sales were led by a 27% increase in product sales to the Company’s most significant customer in this market. The increase in spine product sales included $2.0 million of new product sales resulting from the Company’s MacroPore Biosurgery asset acquisition, completed in May 2007. Sales to Orthovita increased $1.9 million due to strong end user sales of existing products and initial shipments for the new VITOSS® Bioactive Foam product line launched by Orthovita in the second calendar quarter of 2008. Sales of vascular closure product components to St. Jude Medical decreased $1.8 million, or 10%, from the prior year period, as anticipated and previously disclosed.

Sales of endovascular products during the 2008 fiscal year increased 64% to $6.2 million from $3.8 million in the prior year. Endovascular sales included direct sales to customers through the month of May, as well as sales of product to Spectranetics during the month of June, after the Company’s completion of the sale of its endovascular business (see below).

Royalty income for the fiscal year increased 6% to $26.0 million compared to $24.6 million in the prior year. Royalty income included $21.4 million in Angio-Seal™ royalties, up 3% from the prior year, and $4.4 million in royalties from Orthovita, up 19% from the prior year. Orthovita royalty growth was primarily due to the sales and marketing efforts of Orthovita, increase in its sales force and the full launch of the new VITOSS® Bioactive Foam product in the fourth fiscal quarter.

Earnings Per Share. Fiscal year 2008 adjusted diluted earnings per share* of $0.99, represents an increase of 87% compared to fiscal year 2007 adjusted diluted earnings per share of $0.53. Adjusted diluted earnings per share* for fiscal year 2008 excludes $11.4 million in net charges ($7.6 million in after-tax charges, or $0.61 per share tax effected), for the acceleration of stock awards, discontinuation of the Company’s embolic protection platform, and sale of the Company’s endovascular business. Adjusted diluted earnings per share* for fiscal year 2007 of $0.53 excludes $4.7 million in charges ($3.1 million in after-tax charges, or $0.25 per share tax effected) for the discontinuance of the Company’s embolic protection platform. Including these items, reported diluted earnings per share for fiscal 2008 of $0.38, represents a 31% increase compared to fiscal year 2007 reported diluted earnings per share of $0.29.

*
Diluted earnings per share excluding after-tax special charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

In the fiscal year ended June 30, 2008, the total tax-effected impact on earnings per share of equity compensation expense was $0.28, of which $0.16 related to the acceleration of stock awards and $0.12 related to equity compensation expense prior to the acceleration, equity compensation from current year equity grants and a mark-to-market adjustment on stock appreciation rights. The tax-effected impact on earnings per share of equity compensation expense was $0.15 in the fiscal year ended June 30, 2007.

The following chart presents a summary reconciliation of the Company’s adjusted earnings per share for the fiscal year ended June 30, 2008, and the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Fiscal Year Ended June 30,		Year over Year %
($ millions, except per share data)	2008	2007	Change
Data as Reported:
Pre-tax Income, As Reported	$6.6	$4.4	49%
Adjust for:
Discontinuation of Embolic Protection	$0.3	$4.7	(93%)
Acceleration of Stock Awards	$3.0	-	n/m
Sale of Endovascular Business, Net	$8.1	-	n/m
Pre-tax Income, As Adjusted	$18.0	$9.1	98%
Earnings Per Share, As Adjusted	$0.99	$0.53	87%

Supplemental Information Related to Equity Compensation Expense:
	Fiscal Year Ended June 30,
	2008	2007
Fiscal Year Equity Compensation Expense excluding Acceleration (includes mark-to-market adjustment for stock appreciation rights before and after acceleration)	$2.3	$2.9
Equity Compensation Related to Acceleration of Stock Awards	$3.0	-
Total Equity Compensation Expense	$5.3	$2.9
Equity Compensation Expense Per Share (net of tax)	$0.28	$0.15

Supplemental Sales Data. Sales for the fourth quarter and for the fiscal year 2008 increased to $15.0 and $53.8 million up from $10.5 and $44.9 million, respectively, in the prior fiscal year periods. Additional details are summarized below.

	Three Months Ended June 30,		Year over Year % Change	Fiscal Year Ended June 30,		Year over Year % Change
($ millions)	2008	2007		2008	2007
Endovascular Products	$1.6	$0.8	103%	$6.2	$3.8	64%
Orthopaedic Products	$8.4	$6.0	39%	$29.4	$21.8	35%
Cardiovascular Products	$4.2	$3.2	29%	$15.9	$17.6	(10%)
Other Products	$0.8	$0.5	65%	$2.3	$1.7	33%
Total Net Sales	$15.0	$10.5	42%	$53.8	$44.9	20%

Guidance for Fiscal Quarter Ending September 30, 2008 (First Quarter of Fiscal 2009)

At this time the Company is increasing its earnings per share guidance for the first quarter of fiscal 2009 to a range of $0.37 to $0.38 per share, an increase of 131% to 138% compared to adjusted diluted earnings per share of $0.16 for the same period in fiscal year 2008. Previous guidance for the first quarter of fiscal year 2009 was $0.34 to $0.36 per share. This increase is primarily due to an anticipated increase in royalties and a reduction in operating expenses. Adjusted diluted earnings per share for the first quarter of fiscal year 2008 exclude after-tax charges of $2.2 million, or $0.17 per share, for the acceleration of stock awards and discontinuation of the Company’s embolic protection platform. Including these items, the 2008 first quarter reported diluted loss per share was ($0.02).

The Company expects that its net sales will be in a range of $13.0 to $13.4 million, which would represent a 13% to 16% increase from the prior year period. The Company is raising its previously announced royalty income guidance and is now expecting to be in a range of $6.5 to $6.6 million, a 7% to 9% increase from the prior year period. Previous royalties guidance was expected to be in a range of $6.4 to $6.5 million. Total revenues are now anticipated to be in a range of $19.5 to $20.0 million, an 11% to 14% increase from the prior year period.

Guidance for Fiscal Year Ending June 30, 2009 (Fiscal 2009)

The Company expects total revenues for fiscal 2009 will be in a range of $86.7 to $89.0 million, which would represent growth of approximately 9% to 12% over fiscal 2008 total revenues, and that net sales will be in a range of $58.0 to $60.0 million, an 8% to 12% increase from fiscal 2008. The Company anticipates fiscal 2009 royalty income to be in a range of $27.8 to $28.1 million, a 7% to 8% increase from fiscal 2008. Revenue under certain arrangements with Spectranetics, excluding sales, is expected to generate approximately $900,000 during fiscal 2009.

Total research and development spending for fiscal 2009 is estimated to be $21.0 million, with approximately 60% of this funding dedicated to the biomaterials side of its business. The Company is forecasting significant investment in its cartilage repair product this coming year, where efforts will be dedicated to pre-clinical and clinical programs to further this product toward regulatory approval. Even with this increase in research and development spending, the Company expects that its operating margins will continue to substantially improve and exceed 30% in fiscal year 2009. The Company believes earnings per share for fiscal 2009 will increase between 62% and 69% over its 2008 adjusted results, to a range of $1.60 to $1.67 per share.

Sale of Endovascular Business. As previously announced, the Company completed the sale of its endovascular business to Spectranetics Corporation on May 30, 2008. This transaction included the sale of the ThromCat®, QuickCat™ and SafeCross® products in consideration for $10 million in closing payments, an opportunity for up to an additional $14 million in various research and development and sales related milestones, as well as additional royalty payments based on future sales of the ThromCat® and SafeCross® products. The transaction included a manufacturing agreement, under which the Company will continue to manufacture the endovascular products for Spectranetics, and a research and development agreement, under which the Company will continue to perform defined development activities in pursuit of various FDA 510(k) approvals for next generation product approvals (please see the Company’s news release dated May 13, 2008 for further information on the details of this transaction). The Company recognized a net loss of approximately $5.4 million (net of taxes of $2.7 million), or $0.44 per share tax-effected on the sale, which is presented within the Company’s results of continuing operations for the quarter ended June 30, 2008. This loss does not include the benefit or expenses of achieving future milestones or royalties to be received under the transaction, which are expected to exceed the cost of accomplishing such milestones.

Share Repurchase Update. During the fourth quarter and the fiscal year ended June 30, 2008, the Company repurchased approximately 245,000 and 868,000 shares of its common stock, respectively for a total of $7.2 million and $24.4 million, respectively, with approximately $0.6 million remaining under the previously announced $25 million share repurchase program. On June 23, 2008, the Company announced that its board of directors had expanded its existing $25.0 million stock repurchase program, to provide for the repurchase of up to an additional $10.0 million of its issued and outstanding shares of Common Stock. Kensey Nash Corporation plans to repurchase its shares for cash, from time to time in the open market, through block trades or otherwise. The repurchase program does not require the Company to purchase any specific dollar value or number of shares, and it has no specified expiration date. Any purchases under the program will depend on market conditions and may be commenced or suspended at any time or from time to time without prior notice. As of June 30, 2008, the Company had approximately 11,640,000 shares of Common Stock outstanding.

Research and Experimentation Tax Credit.  The Company is awaiting Congressional approval extending the Research and Experimentation (R&E) Tax Credit for calendar year 2008. Unless and until the 2008 R&E Tax Credit extension is approved, the Company can only claim research and development tax credits for work performed through December 31, 2007 as a component of its tax provision. Therefore, the current fiscal year effective tax rate of 27.5% excludes the tax benefit the Company would have received from the credit extension, which exclusion results in the loss of a benefit of approximately $200,000, or $0.02 per share. If Congress extends the R&E Tax Credit before the end of calendar year 2008, the Company anticipates recording a retroactive adjustment for the second half of fiscal year 2008 in fiscal year 2009.

*
Diluted earnings per share excluding after-tax special charges are non-GAAP financial measures and should not be considered replacements for GAAP results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will host a conference call on Thursday, August 21, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 612-332-0345. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Thursday, August 21, 2008 at 11:00 a.m. Eastern Time through Thursday, August 28, 2008 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 956292.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also developed and commercialized a series of innovative endovascular products and recently completed the sale of this product line to Spectranetics Corporation. In conjunction with the sale transaction, the Company will continue to manufacture and develop these products for Spectranetics for a period of time. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including the statement regarding anticipated growth of the products sold to Spectranetics, the forecasts for the first quarter of fiscal 2009 and the full year fiscal 2009. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some or all of the associated milestone payments will not be received) and Spectranetics’ success in selling the ThromCat and SafeCross products, as well as competition from other technologies, the Company's success in distributing its products into the marketplace, the Company's dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Fiscal Year
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues:
Net sales
Biomaterial sales	$13,330,890	$9,701,925	$47,538,923	$41,116,112
Endovascular sales	1,637,713	805,574	6,221,942	3,786,257
Total net sales	14,968,603	10,507,499	53,760,865	44,902,369
Royalty income	7,003,252	6,471,459	26,030,032	24,592,076
Total revenues	21,971,855	16,978,958	79,790,897	69,494,445
Operating costs and expenses:
Cost of products sold	9,097,198	8,658,502	27,211,681	24,621,727
Research and development	4,339,583	5,844,513	17,200,762	20,265,046
Sales and marketing	4,232,527	3,269,628	14,747,333	12,524,501
General and administrative	4,851,947	2,331,032	12,827,771	8,299,525
Loss on sale of endovascular assets	1,212,478	-	1,212,478	-
Total operating costs and expenses	23,733,733	20,103,675	73,200,025	65,710,799
(Loss) Income from operations	(1,761,878)	(3,124,717)	6,590,872	3,783,646
Interest and other (loss) income, net	(263,568)	106,278	15,088	636,921
Pre-tax (loss) income	(2,025,446)	(3,018,439)	6,605,960	4,420,567
Income tax (benefit) expense	(930,480)	(1,273,666)	1,816,179	787,416
Net (loss) income	$(1,094,966)	$(1,744,773)	$4,789,781	$3,633,151
Basic (loss) earnings per share	$(0.09)	$(0.15)	$0.40	$0.31
Diluted (loss) earnings per share	$(0.09)	$(0.15)	$0.38	$0.29
Weighted average common shares outstanding	11,608,026	11,913,480	11,891,469	11,773,317
Diluted weighted average common shares outstanding	11,608,026	11,913,480	12,471,298	12,580,526

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
	2008	June 30,
	(Unaudited)	2007
Assets
Current assets:
Cash, cash equivalents and investments	$63,496,141	$34,331,454
Trade receivables	6,617,156	6,220,727
Other receivables	9,030,699	6,799,369
Inventory	9,270,864	7,392,116
Prepaids and other assets	1,859,958	1,977,592
Deferred tax asset, current	4,277,864	3,151,350
Total current assets	94,552,682	59,872,608
Property, plant and equipment, net	59,598,308	63,821,312
Other non-current assets	8,277,574	16,831,544
Total assets	$162,428,564	$140,525,464

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$8,972,222	$6,178,026
Current portion of debt	1,399,997	186,667
Deferred revenue	601,131	350,739
Other current liabilities	686,267	-
Total current liabilities	11,659,617	6,715,432
Long term portion of deferred revenue	507,642	611,196
Long term portion of debt	32,783,333	7,813,333
Deferred tax liability, non-current	420,598	995,395
Other non-current liabilities	2,487,718	740,321
Total stockholders' equity	114,569,656	123,649,787
Total liabilities and stockholders' equity	$162,428,564	$140,525,464

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in this news release, as well as in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation

Non-GAAP Financial Measures and Reconciliations
Adjusted Earnings Per Share Reconciliation

	Three Months Ended June 30, 2008	Three Months Edned June 30, 2007	Year over Year % Change

Loss Per Share - GAAP	$(0.09)	$(0.15)
Special Charges (a)	0.44	0.25
Adjusted Diluted Earnings Per Share	$0.35	$0.11	218%

(a) Loss per share for the fourth quarter of fiscal year 2008 includes $8.1 million in net charges ($5.4 million in after-tax charges, or $0.44 per share tax-effected), related to the sale of the Company’s endovascular business. Loss per share for the fourth quarter of fiscal year 2007 included $4.7 million in charges ($3.1 million in after-tax charges, or $0.25 per share tax effected), related to the discontinuance of the Company’s embolic protection platform.

	Fiscal Year Ended June 30, 2008	Fiscal Year Ended June 30, 2007	Year over Year % Change

Diluted Earnings Per Share - GAAP	$0.38	$0.29	31%
Special Charges (b)	0.61	0.25
Adjusted Diluted Earnings Per Share	$0.99	$0.53	87%

(b) Diluted earnings per share for fiscal year 2008 includes $3.0 million in net charges ($2.0 million in after-tax charges, or $0.16 per share tax -effected), for the acceleration of stock awards, approximately $324,000 in charges ($215,000 in after-tax charges, or $0.02 per share tax-effected), related to the discontinuation of the Company’s embolic protection platform, both of which were incurred during the first quarter of fiscal 2008, and $8.1 million in net charges ($5.4 million, or $0.44 per share tax-effected), related to the sale of the Company’s endovascular business during the fourth quarter of fiscal year 2008. Diluted earnings per share for the fourth quarter of fiscal year 2007 included $4.7 million in charges ($3.1 million in after-tax charges, or $0.25 per share tax effected), related to the discontinuance of the Company’s embolic protection platform.

	Three Months Ended September 30, 2008		Three Months Ended September 30, 2007	Year over Year % Change
	Range			Range
	Low	High		Low	High
Diluted Earnings Per Share - GAAP	$0.37	$0.38	$(0.02)
Special Charges (c)			0.18
Adjusted Diluted Earnings Per Share	$0.37	$0.38	$0.16	131%	138%

(c) Diluted earnings per share for the first quarter of fiscal year 2008 included $3.0 million in charges ($2.0 million in after-tax charges, or $0.16 per share tax -effected), for the acceleration of stock awards, and approximately $324,000 in charges ($215,000 in after-tax charges, or $0.02 per share tax-effected), related to the discontinuation of the Company’s embolic protection platform.

	Fiscal Year Ended June 30, 2009		Fiscal Year Ended June 30, 2008	Year over Year % Change
	Range			Range
	Low	High		Low	High
Diluted Earnings Per Share - GAAP	$1.60	$1.67	$0.38
Special Charges (d)			0.61
Adjusted Diluted Earnings Per Share	$1.60	$1.67	$0.99	62%	69%

(d) Diluted earnings per share for fiscal year 2008 included $3.0 million in charges ($2.0 million in after-tax charges, or $0.16 per share tax -effected), for the acceleration of stock awards, approximately $324,000 in charges ($215,000 in after-tax charges, or $0.02 per share tax-effected), related to the discontinuation of the Company’s embolic protection platform, and $8.1 million in net charges ($5.4 million, or $0.44 per share tax-effected), related to the sale of the Company’s endovascular business during the fourth quarter of fiscal year 2008.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of adjusted earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Supplemental Non-GAAP Financial Measures and Reconciliations

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments			(Unaudited) As Adjusted

	Three Months Ended June 30,	Embolic Protection Discontinuance	One-Time Equity Acceleration	Sale of Endovascular Business	Three Months Ended June 30,
	2008	2008	2008	2008	2008

Revenues:
Net sales
Biomaterials	$13,330,890	$-	$-	$-	$13,330,890
Endovascular	1,637,713	-	-	-	1,637,713
Total net sales	14,968,603	-	-	-	14,968,603
Research and development	-	-	-	-	-
Royalty income	7,003,252	-	-	-	7,003,252
Total revenues	21,971,855	-	-	-	21,971,855
Operating costs and expenses:
Cost of products sold	9,097,198	-	-	(2,012,734)	7,084,464
Research and development	4,339,583	-	-	(10,250)	4,329,333
Sales and marketing	4,232,527	-	-	(2,382,915)	1,849,612
General and administrative	4,851,947	-	-	(2,482,929)	2,369,018
Loss on sale of endovascular assets	1,212,478			(1,212,478)	-
Total operating costs and expenses	23,733,733	-	-	(8,101,306)	15,632,427
(Loss) Income from operations	(1,761,878)	-	-	8,101,306	6,339,428
Interest and other income, net	(263,568)	-	-	-	(263,568)
Pre-tax (loss) income	(2,025,446)	-	-	8,101,306	6,075,860
Income tax (benefit) expense	(930,480)	-	-	2,702,892	1,772,412
Net (loss) income	$(1,094,966)	$-	$-	$5,398,414	$4,303,448
Basic (loss) earnings per share	$(0.09)	$-	$-	$0.47	$0.37
Diluted (loss) earnings per share	$(0.09)	$-	$-	$0.44	$0.35
Weighted average common shares outstanding	11,608,026	11,608,026	11,608,026	11,608,026	11,608,026
Diluted weighted average common shares outstanding	12,163,840	12,163,840	12,163,840	12,163,840	12,163,840

	As Reported	Non-GAAP Adjustments			(Unaudited) As Adjusted

	Twelve Months Ended June 30,	Embolic Protection Discontinuance	One-Time Equity Acceleration	Sale of Endovascular Business	Twelve Months Ended June 30,
	2008	2008	2008	2008	2008

Revenues:
Net sales
Biomaterials	$47,538,923	$-	$-	$-	$47,538,923
Endovascular	6,221,942	-	-	-	6,221,942
Total net sales	53,760,865	-	-	-	53,760,865
Research and development	-	-	-	-	-
Royalty income	26,030,032	-	-	-	26,030,032
Total revenues	79,790,897	-	-	-	79,790,897
Operating costs and expenses:
Cost of products sold	27,211,681	(154,726)	(253,879)	(2,012,734)	24,790,342
Research and development	17,200,762	(92,630)	(849,678)	(10,250)	16,248,204
Sales and marketing	14,747,333	(71,474)	(262,148)	(2,382,915)	12,030,796
General and administrative	12,827,771	(4,898)	(1,627,173)	(2,482,929)	8,712,771
Loss on sale of endovascular assets	1,212,478	-	-	(1,212,478)	-
Total operating costs and expenses	73,200,025	(323,728)	(2,992,878)	(8,101,306)	61,782,113
Income from operations	6,590,872	323,728	2,992,878	8,101,306	18,008,784
Interest and other income, net	15,088	-	-	-	15,088
Pre-tax income	6,605,960	323,728	2,992,878	8,101,306	18,023,872
Income tax expense	1,816,179	108,606	1,004,066	2,717,867	5,646,717
Net income	$4,789,781	$215,122	$1,988,812	$5,383,439	$12,377,155
Basic earnings per share	$0.40	$0.02	$0.17	$0.45	$1.04
Diluted earnings per share	$0.38	$0.02	$0.16	$0.43	$0.99
Weighted average common shares outstanding	11,891,469	11,891,469	11,891,469	11,891,469	11,891,469
Diluted weighted average common shares outstanding	12,471,298	12,471,298	12,471,298	12,471,298	12,471,298